EXHIBIT 99.1

OptimumBank Holdings Declares 5 Percent Stock Dividend

FORT LAUDERDALE, Fla., May 28, 2009 (GLOBE NEWSWIRE) -- OptimumBank Holdings, Inc. (Nasdaq:OPHC) (the "Company"), the bank holding company for OptimumBank, today announced that its Board of Directors, at their May 28, 2009 meeting, approved a 5% stock dividend on the Company's common stock. The stock dividend is payable on July 11, 2009 to shareholders of record as of June 11, 2009. Albert J. Finch, Chairman of the Board and Chief Executive Officer said, "In this difficult economy we are pleased to provide our fourth stock dividend over four consecutive years. Our shareholders have been loyal to the Company and we believe they will benefit over time from the increased liquidity that this stock dividend is intended to provide."

The dividend will increase the number of common shares outstanding from 3,120,992 to 3,277,041. In a stock dividend, shareholders receive shares of common stock and cash in lieu of fractional shares.

OptimumBank offers retail banking, commercial banking and real estate lending services and products to individuals and businesses in Broward, Dade, and Palm Beach Counties. OptimumBank also offers internet banking services through its "OptiNet" internet banking website, located at www.optimumbank.com.

The OptimumBank Holdings, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=3232

Forward-Looking Statements. This news release contains comments or information that constitute forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995), which involve significant risks and uncertainties. Actual results may differ materially from the results discussed in the forward-looking statements. Factors that might cause such a difference include: changes in interest rates and interest- rate relationships; demand for products and services; the degree of competition by traditional and non-traditional competitors; changes in banking regulations; changes in tax laws; changes in prices, levies, and assessments; our ability to successfully integrate acquisitions into our existing operations, and the availability of new acquisitions, joint ventures and alliance opportunities; the impact of technological advances; governmental and regulatory policy changes; the outcomes of contingencies; trends in customer behavior as well as their ability to repay loans; changes in the national and local economy; and other factors included in the Company's filings with the Securities and Exchange Commission, available free via EDGAR. The Company assumes no responsibility to update forward- looking statements.

CONTACT:  OptimumBank Holdings, Inc.
          Richard L. Browdy, President
            (954) 776-2332
            rlbrowdy@optimumbank.com
          Albert J. Finch, Chairman of the Board
            (954) 776-2332
            ajfinch@optimumbank.com